      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1998.
                                                      Registration No. 333-39901
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                          SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549

                                 -------------------
                            POST-EFFECTIVE AMENDMENT NO. 1

                                          TO

                                       FORM S-4
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                                 -------------------
                         ECHOSTAR COMMUNICATIONS CORPORATION
                (Exact name of Registrant as specified in its charter)

          NEVADA                       5064                   88-0336997
  (STATE OF REGISTRANT'S   (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
      INCORPORATION)       CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)

                                                DAVID K. MOSKOWITZ, ESQ.
        5701 SOUTH SANTA FE DRIVE        SENIOR VICE PRESIDENT, GENERAL COUNSEL
        LITTLETON, COLORADO 80120                     AND SECRETARY
                                           ECHOSTAR COMMUNICATIONS CORPORATION
             (303) 723-1000                     5701 SOUTH SANTA FE DRIVE
                                                LITTLETON, COLORADO 80120
                                                     (303) 723-1000

    (ADDRESS, INCLUDING ZIP CODE, AND      (NAME, ADDRESS, INCLUDING ZIP CODE,
 TELEPHONE NUMBER, INCLUDING AREA CODE,   AND TELEPHONE NUMBER, INCLUDING AREA
   OF REGISTRANT'S PRINCIPAL EXECUTIVE         CODE, OF AGENT FOR SERVICE)
                 OFFICE)


                                   WITH A COPY TO:


                           DAVID W. AMBROSIA, ESQ.
                     WINTHROP, STIMSON, PUTNAM & ROBERTS
                            ONE BATTERY PARK PLAZA
                              NEW YORK, NY 10004
                               (212) 858-1000


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the Securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General
Instruction G, check the following box.    / /

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 is being filed by the Registrant solely for the purpose of filing as exhibits to the Registration Statement a form of Indenture and a Form T-1 with respect to the Registrant's 12 1/8% Senior Exchange Notes due 2004 issuable in exchange for its 12 1/8% Series B Senior Redeemable Exchangeable Preferred Stock, each of which is registered pursuant to the Registration Statement.

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS

Item 21.     EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
     (A) EXHIBITS

A list of additional exhibits included as part of the Registration Statement by virtue of this Post-Effective Amendment No. 1 is set forth in the Exhibit Index hereto, which immediately precedes such exhibits.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 23d day of December, 1998.

                              ECHOSTAR COMMUNICATIONS CORPORATION

                              By: *CHARLES W. ERGEN
                                 -------------------
                              Name:     Charles W. Ergen
                              Title:    Chairman of the Board


December 23, 1998


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and as of the dates indicated:


       SIGNATURE                      TITLE                      DATE
       ---------                      -----                      ----

  *CHARLES W. ERGEN           Chief Executive Officer       December 23, 1998
 -----------------------      and Director (Principal
   Charles W. Ergen             Executive Officer)

  *STEVEN B. SCHAVER        Chief Operating Officer and     December 23, 1998
 -----------------------      Chief Financial Officer
   Steven B. Schaver         (Principal Financial and
                                Accounting Officer)

  *JAMES DeFRANCO
 -----------------------             Director               December 23, 1998
    James DeFranco

  /s/DAVID K. MOSKOWITZ              Director               December 23, 1998
 -----------------------
   David K. Moskowitz

         SIGNATURE                    TITLE                      DATE
         ---------                    -----                      ----



 ------------------------            Director              December   , 1998
      O. Nolan Daines

                                     Director              December   , 1998
 ------------------------
   Raymond L. Friedlob



*By: /s/DAVID K. MOSKOWITZ
     ---------------------
     David K. Moskowitz
     ATTORNEY-IN-FACT

                                    EXHIBIT INDEX

EXHIBIT NO.              DESCRIPTION OF EXHIBIT
-----------              ----------------------
4.23                     Form of Indenture between EchoStar Communications
                         Corporation and U.S. Bank Trust National Association,
                         as trustee.
25                       Form T-1 Statement of Eligibility of U.S. Bank Trust
                         National Association, as trustee, to act as trustee
                         under the Indenture.